Exhibit 99.1

Greenbacker Renewable Energy Company LLC Announces March 31, 2018 Net Asset Value Per Share and Revised Share Offering Prices

New York, NY – May 1, 2018 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that its Board of Directors (“Board of Directors”) approved the March 31, 2018 net asset value per share for Class A and I shares of common stock of $8.70, respectively, an increase of $0.02 per share from the prior quarter end’s valuation. In addition, the Board of Directors approved the March 31, 2018 net asset value per share for Class C shares of common stock of $8.45, an increase of $0.03 per share from the prior quarter. Due to the changes in net asset value per share, the Company revised the per share offering price for each class of shares effective May 7, 2018, to the following: $9.803 per Class A share, $9.122 per Class C share and $9.006 per Class I share. The Company’s Board of Directors also authorized cash distributions/re-investments payable on June 1, 2018, July 2, 2018 and August 1, 2018 to shareholders of record as of May 31, 2018, June 29, 2018 and July 31, 2018, respectively, of $0.00166902 per share, per day for Class A and I shares and $0.00162648 per share, per day for Class C shares to maintain the current annual distribution rates.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234